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EXHIBIT 4.6

AMENDMENT NUMBER 2
TO INDENTURE

        THIS AMENDMENT NUMBER 2 TO INDENTURE (this "Amendment"), dated as of January 14, 2004 (the "Effective Date") amends that certain Indenture, dated as of December 31, 2002 (as amended, modified or supplemented from time to time as permitted thereby, the "Indenture") by and between BRL Universal Compression Funding I 2002, L.P. (the "Issuer") and Wells Fargo Bank, National Association, successor by merger to Wells Fargo Bank Minnesota, National Association, as indenture trustee (the "Indenture Trustee").

W I T N E S S E T H:

        WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture;

        WHEREAS, the parties desire to amend the Indenture in order to modify certain provisions of the Indenture;

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

        SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

        SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

        SECTION 3. Amendments to the Indenture. Pursuant to Section 1002 of the Indenture, as of the Effective Date, the following amendments are being made to the Indenture:

        (a)   The definition of "Scheduled Deposit Amount" is hereby deleted in its entirety and the following shall be substituted in place thereof:

  "Scheduled Deposit Amount: For each Rent Payment Date, an amount calculated in accordance with the following formula:

Scheduled Deposit Amount	=	Target Level — (Current Cash Balance + Purchase Option Payments)
Where:
Target Level	=	Commitment Termination Date Target Level + (68% × DV of Sold Equipment) + (68% × DV of Excess Concentration Equipment) + (68% × DV of Excess Aged Equipment)
The Target Level is capped at the Aggregate Outstanding Amounts as of the Commitment Termination Date.
Commitment Termination Date Target Level	=	MRPA — Commitment Termination Date Cash ) x Months Balance Elapsed; Total Months
+ the Commitment Termination Date Cash Balance

DV of Sold Equipment	=
The excess, if any, of (1) the sum of Depreciated Values of all Head Lessee Compressors that have been sold following the Commitment Termination Date up to the succeeding Rent Payment Date over (2) the sum of the Depreciated Values of the Eligible Compressors subject to Eligible Leases that have been contributed to the Head Lessee following the Commitment Termination Date up to the succeeding Rent Payment Date.
DV of Excess Concentration Equipment	=
The sum of all Excess 99 hp Amounts, the Excess 299 hp Amounts, the Excess 599 hp Amounts, the Excess 999 hp Amounts, the Excess Investment Grade Lessee Concentration Amounts, the Excess BB Lessee Concentration Amounts, the Excess B Lessee Concentration Amounts and the Excess Top 3 Lessee Concentration Amounts.
DV of Excess Aged Equipment	=	All Excess Aged Equipment Amounts.
Current Cash Balance	=	The total amount of funds then on deposit in the Collateral Account.
Purchase Option Payments	=
The aggregate amount that the Head Lessee has paid to the Head Lessor following the Commitment Termination Date in connection with any exercise of the Head Lessee's purchase option, whether at the end of the Term or otherwise.
MRPA	=	80% of the initial Appraised Value of all Head Lessor Compressors owned by the Head Lessor on the Commitment Termination Date.
Commitment Termination Date Cash Balance	=	The amount on deposit in the Collateral Account on the Commitment Termination Date.
Months Elapsed	=	The cumulative number of months elapsed from the Commitment Termination Date to the date of determination (inclusive).
Total Months	=	The total number of months from the Commitment Termination Date to the Termination Date (inclusive)."

        (b)   Subsection (iii) in the definition of "Series 2002-1 Note Commitment Termination Date" is hereby deleted in its entirety and the following shall be substituted in place thereof:

  "(iii) the LP Commitment Termination Date; provided, however, if the Head Lessee shall not have acquired on or before January 15, 2004 additional Eligible Compressors having an aggregate Appraised Value such that no Overcollateralization Event or Net Revenue Event shall occur or exist as a result of the depreciation of all Eligible Compressors, and the Aggregate Note Principal Balance shall not exceed 99.5% of the Asset Base, in each case, as of each of the six (6) successive Determination Dates commencing on January 15, 2004, the Series 2002-1 Note Commitment Termination Date shall be January 15, 2004."

        (c)   The first sentence of Section 702(b) of the Indenture is hereby deleted in its entirety and the following shall be substituted in place thereof:

          "If an Overcollateralization Event or a Net Revenue Event has occurred and is continuing or the Aggregate Note Principal Balance exceeds 99.5% of the Asset Base, then, if the Head Lessee shall not have acquired additional Eligible Compressors having an aggregate Appraised Value sufficient to eliminate such condition on or prior to the immediately succeeding Determination Date, the Issuer shall, on the Payment Date immediately following such Determination Date, prepay the outstanding principal balance of, and accrued interest theron (including, if any such prepayment relates to a vaiable funding Series, interest accrued through the end of any applicable interest tranche or fixed period), of any or all Series of Notes, in each case in an amount necessary to eliminate such conditions, which prepayment shall be applied as a payment of principal in accordance with the provisions of Section 302 of the Indenture and the applicable provisions of the affected Supplements."

        SECTION 4. Representations and Warranties. In order to induce the Deal Agent, the Series Enhancer, the Interest Rate Hedge Provider and the Control Party to enter into this Amendment, each of the Issuer and the Indenture Trustee hereby represents and warrants unto each of the Deal Agent, the Series Enhancer, the Interest Rate Hedge Provider and the Control Party as set forth in this Section 4:

        (a)   Each of the Issuer and the Indenture Trustee hereby confirms that each of the representations and warranties set forth in Articles V and VI and Section 911, as applicable, of the Indenture are true and correct as of the Effective Date with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates in which case such representations and warranties shall be correct as of such earlier date.

        (b)   The Issuer represents and warrants that, immediately prior to the effectiveness of, and after giving effect to, the amendments contemplated hereby, no Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing.

        (c)   Each of the Issuer and the Indenture Trustee hereby represents and warrants to the parties hereto that it possesses all requisite power and authority to execute, and deliver, and to perform each of its obligations under this Amendment and to effect the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary limited partnership or corporate action, as applicable, and for which no consent of any Governmental Authority or any other person is required, and agrees to furnish the Deal Agent with evidence of such authorization and approval upon request.

        (d)   No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any of the Issuer and the Indenture Trustee of this Amendment or any other documents to be executed by any of the Issuer and the Indenture Trustee in connection with this Amendment.

        (e)   This Amendment constitutes, and each other document executed by each of the Issuer and the Indenture Trustee in connection with this Amendment will, upon the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each of the Issuer and the Indenture Trustee enforceable in accordance with its terms.

        SECTION 5. Conditions Precedent. The effectiveness of this Amendment shall be upon satisfaction of each of the conditions set forth in this Section 5:

        (a)   The Deal Agent has received counterparts of this Amendment and such related documentation as the Deal Agent or its counsel shall determine in their reasonable discretion, in form and substance satisfactory to the Deal Agent, duly executed and delivered by the Issuer, the Indenture Trustee, the Deal Agent, the Interest Rate Hedge Provider and the Series Enhancer, as applicable;

        (b)   The Deal Agent has received a certificate from the Issuer dated as of the Effective Date stating that (i) all representations and warranties of the Issuer set forth in the Indenture, as amended hereby, each of the other Related Documents, and this Amendment are true and correct; and (ii) no Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing;

        (c)   The Deal Agent has received certified resolutions of the Issuer approving this Amendment and the other documents executed in connection herewith and certifying as of the Effective Date; the names and true signatures of persons authorized to sign this Amendment on behalf of the Issuer;

        (d)   No Event of Default, Manager Default, Head Lease Event of Default, Universal Event, Trigger Event or Prospective Trigger Event has occurred and is continuing; and

        (e)   That certain Amendment Number 1 to the Head Lessee Security Agreement, that certain Amendment Number 1 to the Irrevocable Letter of Credit No. SM201468W, that certain Amendment Number 2 to Amended and Restated Agreement of Limited Partnership of BRL Universal Compression Funding I 2002, L.P. and that certain Amendment Number 2 to Series 2002-1 Note Purchase Agreement shall each be effective.

        SECTION 6. Miscellaneous Provisions.

        (a)   This Amendment shall become effective as of the Effective Date.

        (b)   This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        (c)   On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Indenture, and (ii) each reference in the Indenture to "this Indenture" or "hereof", "hereunder" or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

        SECTION 7. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 8. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first above written and ratify and consent to that certain Amendment Number 1 to Indenture, dated as of December 18, 2003.

ISSUER:
BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By:	BRL Universal Compression Management 2002, Inc., its General Partner
	By:	/s/ Gregory C. Greene
	Name:	Gregory C. Green
	Title:	President
INDENTURE TRUSTEE:
WELLS FARGO BANK, NATIONAL ASSOCIATION, SUCCESSOR BY MERGER TO WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
By:	/s/ Edna Barber
Name:	Edna Barber
Title:	Assistant Vice President

        In accordance with Section 1002 of the Indenture, the undersigned hereby consent to this Amendment and ratify and consent to that certain Amendment Number 1 to Indenture, dated as of December 18, 2003.

DEAL AGENT:
WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ Spencer Langston
Name:	Spencer Langston
Title:	Vice President

NOTEHOLDER:
VARIABLE FUNDING CAPITAL CORPORATION
By:	WACHOVIA CAPITAL MARKETS, LLC Its attorney-in-fact
	By:	/s/ Bryan P. McGrath
	Name:	Bryan P. McGrath
	Title:	Vice President

        In accordance with Sections 608 and 1002 of the Indenture, the undersigned hereby consent to this Amendment and ratify and consent to that certain Amendment Number 1 to Indenture, dated as of December 18, 2003.

INTEREST RATE HEDGE PROVIDER:
WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Matthew Magidson
Name:	Matthew Magidson
Title:	Vice President
CONTROL PARTY AND SERIES ENHANCER:
AMBAC ASSURANCE CORPORATION
By:	/s/ Jennifer J. Baratta
Name:	Jennifer J. Baratta
Title:	Vice President

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  EXHIBIT 4.6
AMENDMENT NUMBER 2 TO INDENTURE